                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person

  Grillos                            John                Murdick
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   (Last)                           (First)             (Middle)

    400 Seaport Court, Suite 105
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                                    (Street)

    Redwood City,                   California           94063
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     meVC Draper Fisher Jurvetson Fund I, Inc.    (NYSE: MVC)

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3.   IRS or Social Security Number of Reporting Person  (Voluntary)

     ###-##-####

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4.   Statement for Month/Year


     October 2001

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chairman & Chief Executive Officer
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct
                                      2.            Code         ------------------------------- Owned at End   (D) or    7.
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Nature of
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Indirect
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) Ownership
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MVC "Common Stock"                    3/31/2000      P               3,000       A      $20.00     5,000        D
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MVC "Common Stock"                    6/30/2000      P               1,500       A      $15.9375   6,500        D
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MVC "Common Stock"                    6/30/2000      P                 500       A      $15.8750   7,000        D
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MVC "Common Stock"                   10/13/2000      P               2,000       A      $11.8750   9,000        D
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MVC "Common Stock"                   10/13/2000      P               837.69635   A      $11.9375   9,837.69635  D
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MVC "Common Stock"                   12/22/2000      P               4,000       A      $10.125   13,837.69635  D
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MVC "Common Stock"                     1/3/2001      P               24.38944    A      $11.75    13,862.08579  D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:


/s/ John M. Grillos                                             10/30/01
---------------------------------------------            -----------------------
    **Signature of Reporting Person                               Date
    JOHN M. GRILLOS

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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